UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2026

Jaguar Health, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36714	46-2956775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Pine Street
Suite 400
San Francisco, California	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 371-8300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on September 3, 2020, Napo Pharmaceuticals, Inc. (“Napo”), a wholly-owned subsidiary of Jaguar Health, Inc. (the “Company”), entered into a manufacturing and supply agreement (the “2020 Agreement”) with Alivus Life Sciences Limited (f/k/a Glenmark Life Sciences Limited) (“Alivus”), pursuant to which Alivus served as Napo’s manufacturer of crofelemer for use in Mytesi®, the Company and Napo’s human prescription drug product approved by the U.S. Food and Drug Administration (the “FDA”), and for other crofelemer-based products manufactured by Napo, its affiliates or any third party for human or animal use. The 2020 Agreement was renewed on July 12, 2023, and expired on March 31, 2026.

On July 9, 2026, Napo and Alivus entered into a new manufacturing and supply agreement (the “2026 Agreement”), pursuant to which Alivus will continue to serve as Napo’s manufacturer of crofelemer for use in Mytesi® and for other crofelemer-based products manufactured by Napo, its affiliates or any third party as appointed by Napo for human or animal use. The 2026 Agreement includes a commitment of Napo to purchase from Alivus the minimum quantities of crofelemer as specified in the 2026 Agreement, pro-rated for that portion of the financial year during the term of the 2026 Agreement, where the Company may be obligated to pay any shortfall; provided, however, in no event shall a required quantity of crofelemer exceed such amount as set forth in the 2026 Agreement per calendar quarter until or unless there is capacity expansion planned on the behest of a written request from Napo. The 2026 Agreement also contains provisions regarding the rights and responsibilities of the parties with respect to manufacturing specifications, forecasting and ordering, delivery arrangements, payment terms, confidentiality and indemnification, and other customary provisions.

The term of the 2026 Agreement will expire on March 31, 2029, unless sooner terminated pursuant to the terms thereof. At the end of the term, the parties may extend the 2026 Agreement for successive renewal terms of a minimum of two years by mutual agreement. Either party may terminate the 2026 Agreement for any reason with 12 months prior written notice to the other party. In addition, either party may terminate the 2026 Agreement upon written notice as a result of a material breach of the 2026 Agreement that remains uncured for a period of 90 days. Either party may also terminate the 2026 Agreement immediately upon written notice in the event that the other party (i) files a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receive or trustee of such other party or its assets, (ii) is served with an involuntary petition against such other party, filed in any insolvency proceeding, which is not dismissed within 60 days after such filing, (iii) proposes to be a party to any dissolution or liquidation, (iv) makes an assignment for the benefit of its creditors or (v) admits in writing its inability to pay its debts as they fall due in the general course. Napo may terminate the 2026 Agreement (x) immediately upon notice to Alivus in the event regulatory authorities cause the withdrawal of CPL (as defined in the 2026 Agreement), crofelemer or any crofelemer-based product from the market for safety and/or non-compliance reasons or (y) upon 30 days’ notice to Alivus upon chronic failure to supply crofelemer in accordance with the terms of the 2026 Agreement.

Pursuant to the terms of the previously disclosed license agreement (the “License Agreement”) entered into by and among Napo, the Company, Woodward Specialty LLC (“Woodward”), an affiliate of Future Pak, LLC (“Future Pak”), and Future Pak, and the manufacturing and supply agreement entered into by and among Napo, Woodward and Future Pak, both dated as of January 12, 2026, all of Napo’s rights and obligations under the 2026 Agreement for the manufacture of Crofelemer would be assigned to Woodward if an Insolvency Event (as defined in the License Agreement) occurs.

A copy of the 2026 Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing is only a brief description of the material terms of the 2026 Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Manufacturing and Supply Agreement, dated July 9, 2026, by and between Napo Pharmaceuticals, Inc. and Alivus Life Sciences Limited.

*	Certain identified confidential information has been redacted from this exhibit because it both (i) is not material and (ii) is the type that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	President and Chief Executive Officer

Date: July 14, 2026